UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2009

SYNIVERSE HOLDINGS, INC.

SYNIVERSE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

Delaware

(State or Other Jurisdiction of

Incorporation)

001-32432 333-88168	30-0041666 06-1262301
(Commission File Number)	(IRS Employer Identification No.)

8125 Highwoods Palm Way, Tampa, Florida	33647
(Address of Principal Executive Offices)	(Zip Code)

(813) 637-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 24, 2009, Syniverse Holdings, Inc. (the “Company”) entered into an acquisition agreement (the “Agreement”) with VeriSign, Inc. (“VeriSign”), a Delaware corporation, and certain of its foreign subsidiaries (collectively, the “Seller”) for the purchase of the Seller’s Inter-Carrier Gateway, Premium Messaging Gateway, PictureMail/Integrated Multimedia Message Service (“MMS”) and Mobile Enterprise Solutions businesses (collectively, the “VM3 Business”) for the purchase price of $175.0 million, subject to certain adjustments to reflect fluctuations in working capital. The VM3 Business provides short message service and MMS delivery across various networks, managed infrastructure services for wireless service providers, end-to-end MMS infrastructure and applications to Tier-1 and Tier-2 mobile operators and messaging services through a standard rated messaging aggregation platform. Closing of the transaction is conditioned on the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

Pursuant to the Agreement, the Company will acquire substantially all of the assets associated with the VM3 Business, including (i) all of the equity interests owned by VeriSign in VeriSign ICX Corporation, a Delaware corporation and wholly-owned subsidiary of VeriSign, which owns a substantial portion of the VM3 Business assets and (ii) certain other assets including (a) certain contracts related to the VM3 Business, (b) certain accounts receivable and prepaid expenses of the VM3 Business, (c) certain office furniture, computers, servers and other equipment, (d) ownership of or the right to use certain intellectual property required for the conduct of the VM3 Business, (e) certain claims, causes of action and rights relating to the VM3 Business accruing after the closing of the sale and (f) all of the Seller’s goodwill in the VM3 Business as a going concern. The Company will also hire certain employees of the Seller who are currently employed in the VM3 Business.

The Company will not acquire the right to use “VeriSign” or any other trademarks, trade names, logos or other service marks of VeriSign, Inc. or its retained subsidiaries. Agreements for the transfer of foreign assets of the VM3 Business may be entered into where advisable or required under the law of foreign jurisdictions. The Company generally will assume only those liabilities associated with the VM3 Business that arise after the closing. The Seller generally will retain all other liabilities, including all liabilities (pre- and post-closing) arising from litigation associated with the Seller’s MDG business (mQube, Inc.), which is not included in the VM3 Business and certain pre- and post-closing liabilities arising from specified infringement actions pending against the PictureMail component of the VM3 Business.

Both the Company and the Seller have agreed to indemnify the other party against certain losses, subject to certain limitations. The Seller has agreed not to compete with the Company in the VM3 Business until June 30, 2013, and has agreed not to solicit former employees of the divested business (with certain limited exceptions) for a period of one year from closing. Simultaneously with the closing of the sale, the Company expects to enter into a Transition Services Agreement with the Seller; the Company does not consider the Transition Services Agreement to be independently material.

The Agreement also contains customary termination rights. These include, subject to certain conditions, termination by (i) mutual consent of the Company and the Seller; (ii) either party if the transaction has not closed by June 30, 2010, subject to an extension to October 31, 2010 that may be required by either party if required regulatory approvals have not been obtained by June 30, 2010; and (iii) either party if the conditions to such party’s obligation to complete the transaction become incapable of satisfaction. If the transaction is terminated by the Seller or the Company in certain circumstances, the Company is required to pay the Seller a termination fee.

A copy of the press release announcing the Company’s purchase of the Seller’s VM3 Business is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release by Syniverse Holdings, Inc. dated August 25, 2009, announcing the purchase of the VM3 Business from VeriSign, Inc. and certain of its foreign subsidiaries for $175 million cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNIVERSE HOLDINGS, INC.

Date: August 25, 2009	By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, General Counsel and Secretary

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